Exhibit 4.1

CALL AGREEMENT

This CALL AGREEMENT (this “Agreement”) dated as of December 31, 2012 is entered into between JEFF KIRBY, an individual (“Mr. Kirby”), JANE HELM, an individual (“Ms. Helm”), JAMES RUDELLAT, an individual (“Mr. Rudellat”, and together with Mr. Kirby and Ms. Helm, each a “Purchaser” and, collectively, the “Purchasers”), and NGL ENERGY PARTNERS LP, a Delaware limited partnership (“NGL”).

RECITALS:

WHEREAS, reference is hereby made to that certain Sale Agreement dated as of the date hereof by and between High Sierra Transportation, LLC, a Colorado limited liability company and an indirect subsidiary of NGL, the Purchasers and the other parties thereto (the “Sale Agreement”); and

WHEREAS, the closing of the transactions contemplated by the Sale Agreement have occurred simultaneously with the execution of this Agreement by the parties hereto; and

WHEREAS, pursuant to the requirement in the Sale Agreement that this Agreement be entered into, and as part of the consideration for completing the transactions contemplated by the Sale Agreement, the Purchasers and NGL shall enter into this Agreement.

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Sale Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  The following terms have the meanings specified or referred to in this Section 1:

“Aggregate Call Price” shall have the meaning set forth in Section 2(a).

“Agreed Value” shall mean $23.21 per Unit.

“Agreement” has the meaning set forth in the preamble.

“Call Closing” has the meaning set forth in Section 2(a).

“Call Notice” has the meaning set forth in Section 2(b).

“Call Period” has the meaning set forth in Section 2(b).

“Closing Date” has the meaning specified in Section 2(b).

“NGL” has the meaning set forth in the preamble.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of NGL, dated as of May 10, 2011, as amended to the date hereof.

“Purchasers” has the meaning set forth in the preamble.

“Sale Agreement” has the meaning set forth in the recitals.

“Sellers’ Call” has the meaning set forth in Section 2(a).

“Units” has the meaning set forth in Section 2(a).

2.             Call.

(a)           Call Mechanics.  Subject to the terms and provisions hereof, the Purchasers hereby agree to purchase, and NGL hereby agrees, pursuant to the authority granted to NGL in Section 5.6 of the Partnership Agreement to issue and sell to the Purchasers (the “Sellers’ Call”), in a single transaction, an aggregate amount of common units of NGL (the “Units”) for an aggregate purchase price between Eight Million Dollars ($8,000,000) and Ten Million Dollars ($10,000,000), to be paid in cash by the Purchasers at the closing of the Sellers’ Call (the “Call Closing”).  Mr. Kirby shall have the sole discretion to choose the aggregate purchase price for the Units to be purchased pursuant to the Sellers’ Call (the “Aggregate Call Price”), subject to the required range set forth above.  The aggregate number of Units to be issued to the Purchasers shall be an amount equal to (i) the Aggregate Call Price divided by (ii) the Agreed Value; provided, however, NGL shall not be obligated to issue and the Purchasers shall not be obligated to acquire any fractional Units (such that the exact number of Units to be acquired shall be rounded up or down to the nearest whole Unit).  The Purchasers hereby agree to be bound by the terms of the Partnership Agreement upon issuance of the Units.  The Aggregate Purchase Price to be paid, and the aggregate Units to be issued, hereunder shall be allocated among the Purchasers in accordance with the Ownership Percentages.

(b)           Call Notice; Call Closing.  During that period beginning on January 1, 2013 and continuing until January 10, 2013 (the “Call Period”), Mr. Kirby, on behalf of the Purchasers, shall deliver to NGL a written notice (the “Call Notice”) specifying (i) the Aggregate Call Price of the Units to be purchased and (ii) the date on which the Call Closing will be consummated (such date to occur no sooner than two (2) Business Days following the delivery of the Call Notice and no later than four (4) Business Days following delivery of the Call Notice) (as so specified, the “Closing Date”).

(c)           Deemed Call.  In the event that Mr. Kirby shall not deliver a Call Notice to NGL prior to January 10, 2013, the parties agree that Mr. Kirby shall be deemed to have submitted a Call Notice on the last day of the Call Period specifying an Aggregate Call Price of Eight Million Dollars ($8,000,000) and a Closing Date of four (4) Business Days thereafter.

(d)           Closing Deliveries.  At 10:00 A.M. local time on the Closing Date, the parties agree to take the following actions:

1.                                      Purchasers shall pay to NGL the aggregate amount of the Aggregate Call Price by wire transfer of immediately available funds; and

2.                                      NGL shall deliver to each Purchaser proof, reasonably acceptable to Mr. Kirby, that such Units have been irrevocably issued in book entry form to the respective Purchaser (or such other Persons as directed by the applicable Purchaser).

No deliveries called for hereby shall be deemed made or effective until such deliveries have been made or waived in writing.

3.             Covenants.  Each Purchaser acknowledges, covenants and agrees that NGL is entering into this Agreement in reliance on (i) the representations and warranties of such Purchaser set forth in the Accredited Investor Questionnaire; and (ii) those certain covenants set forth in Sections 6.7, 6.8 and 6.9 of the Sale Agreement and such representations, warranties and covenants are hereby incorporated herein with the same effect as if originally set forth herein.

4.             Miscellaneous.

(a)           Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of NGL or the Purchasers, as applicable; provided, however, that each Purchaser may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate thereof that is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended, and that shall agree in writing to be bound by the terms and conditions of this Agreement.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Except for provisions of this Agreement expressly to the contrary, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(b)           Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by fax, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any Purchaser, addressed to:

c/o Jeff Kirby

Superior Crude Gathering, Inc.

P.O. Box 260784

Corpus Christi, TX 78426

Fax:

with a copy, which shall not constitute notice, to:

Paul Kratzig

615 N. Upper Broadway, Suite 900

Corpus Christi, Texas 78401

Fax:  (361) 888-5366

Telephone:  (361) 888-5564

Email:  Paul@Kratzig.com

If to NGL, addressed to:

NGL Energy Partners LP

6120 S. Yale, Suite 805

Tulsa, OK 74136

Attention:  H. Michael Krimbill

Fax:  (918) 492-0990

with copies, which shall not constitute notice, to:

Winston & Strawn LLP

35 W. Wacker Dr.

Chicago, Illinois 60601

Attention:  Gregory J. Bynan

Fax:  (312) 558-5700

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt.  Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  All Notices by fax shall be confirmed promptly after transmission in writing by certified mail or personal delivery.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

(c)           Further Assurances.  The parties agree to do all things and to deliver all instruments and documents necessary to accomplish the purposes of this Agreement, and to provide to one another such information and assistance necessary to enable one another to do the same.

(d)           Governing Law; Jurisdiction.  Waiver of Jury Trial.  To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.  Each of the Parties irrevocably and unconditionally confirms and agrees (i) that it is and shall continue to be subject to the jurisdiction of the federal courts sitting in the State of Texas, and (ii)(A) to the extent that such Party is not otherwise subject to service of process in the State of Texas, to appoint and maintain an agent in the State of Texas as such Party’s agent for acceptance of legal process and notify the other Parties of the name and address of such agent, and (B) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable Law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Texas.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN

THE STATE OF TEXAS (THE “TEXAS COURTS”) FOR ANY ACTIONS, SUITS, OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE TEXAS COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY TEXAS COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(e)           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable such term or provision as to any other jurisdiction or any of the remaining terms and provisions of this Agreement in that or any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(f)            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Call Agreement as of the date first above written.

NGL ENERGY PARTNERS LP

NGL Energy Holdings LLC,
its general partner

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer and Chief Financial Officer

PURCHASERS:

/s/ Jeff Kirby
Jeff Kirby

/s/ Jane Helm
Jane Helm

/s/ James Rudellat
James Rudellat